Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

The Baltimore Laser Sight Center, Ltd.	Ohio
LCA-Vision (Canada) Inc.	Ontario, Canada
The Toronto Laservision Centre (1992) Inc.	Ontario, Canada
Lasik Insurance Company, Ltd.	Georgetown, Grand Cayman

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